Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-156252

November 27, 2009

PROSPECTUS SUPPLEMENT NO. 5

1,872,780 SHARES OF COMMON STOCK

BIOCANCELL THERAPEUTICS INC.

This prospectus supplement amends the prospectus dated June 22, 2009 to allow certain stockholders or their pledgees, donees, transferees, or other successors in interest (the “Selling Stockholders”), to sell, from time to time, up to 1,872,780 shares of our common stock.

We will not receive any proceeds from any such sale of these shares.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on November 23, 2009, set forth below. This prospectus supplement should be read in conjunction with the prospectus dated June 22, 2009 which is to be delivered with this prospectus supplement.

Our common stock is listed on the Tel Aviv Stock Exchange under the ticker symbol “BICL.” On November 26, 2009, the last reported sale price per share of our common stock was 3.31 NIS (approximately $0.87) per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is November 27, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2009 (November 22, 2009)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 22, 2009, Clal Biotechnology Industries, Ltd. ("CBI"), Professor Abraham Hochberg and Mr. Avi Barak notified the Company that they had signed a voting agreement (the "New Voting Agreement"), according to which each party (Professor Hochberg and Mr. Barak are together considered one party under the agreement) will be required to vote at general meetings for the election of one director designated by the other party. This agreement is in addition to (and does not amend) an existing voting agreement of July 30, 2008, such that, in total, the parties to the New Voting Agreement will vote together regarding two nominees of each party on the Board of Directors. The parties further agreed not to vote to terminate the membership of any such nominee on our Board of Directors without the prior written consent of the applicable nominating party. In the event that the service of a nominee as director terminates, the parties undertook to act to convene a general meeting, and to vote for the appointment of a candidate for the position of director nominated by the party that previously nominated the director whose service terminated.

The right to nominate directors under the New Voting Agreement will be in effect as long as a party holds at least 7% of the outstanding shares of the Company (including convertible bonds, on an as-converted basis, but excluding warrants), but in any case not beyond July 30, 2012. The parties to the New Voting Agreement also agreed to vote against any resolution increasing the number of directors on the Board beyond nine. The Company is not a party to either voting agreement.

On November 22, 2009, CBI notified the Company of its intention to invest approximately USD 500,000 in a public fundraising round, provided that the Company raises at least USD 2,000,000 from other sources, that the price per share does not exceed the market price, and that such round is completed within six months.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: November 23, 2009	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary